EXHIBIT 23(A)




INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Florida Power & Light Company, Florida Power & Light Company Trust I and Florida Power & Light Company Trust II on Form S-3 of our report dated February 26, 2004 (which expresses an unqualified opinion and includes an explanatory paragraph relating to Florida Power & Light Company's changes in 2003 in its methods of accounting for special-purpose entities and for asset retirement obligations), appearing in the Annual Report on Form 10-K of Florida Power & Light Company for the year ended December 31, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Miami, Florida

June 8, 2004